Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 13, 2008 relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Metalico, Inc. for the year ended December 31, 2007 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
The report of McGladrey & Pullen, LLP dated March 13, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, contains an explanatory paragraph that states the scope of management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of three businesses acquired in 2007 which are included in the 2007 consolidated financial statements of Metalico, Inc. and constituted 38% of assets as of December 31, 2007 and 24% and 2% of revenue and net income, respectively, for the year then ended. Our audit of the internal control over financial reporting of Metalico, Inc. also did not include an evaluation of the internal control over financial reporting of these three businesses.

/s/ McGladrey & Pullen, LLP Peoria, Illinois
December 9, 2008